Exhibit 99.1

McKesson to Submit Proxy Access By-law Amendment for Shareholder Approval at 2015 Annual Meeting

Change underscores McKesson’s commitment to industry-leading governance practices

SAN FRANCISCO, Calif., June 17, 2014 – McKesson Corporation (NYSE: MCK) today announced that it intends to submit a proxy access by-law amendment to a vote of shareholders at the company’s 2015 annual meeting. The amendment to the company’s by-laws will become effective if approved by shareholders.

Proxy access allows eligible shareholders to place their own director nominees on the company’s proxy card, along with the candidates nominated by the company’s Board of Directors. The anticipated by-law amendment, if approved by McKesson’s shareholders, would specify a three-percent/three-year holding requirement for eligibility. It would further provide that an individual or group of shareholders who meets the eligibility threshold, and who complies with specified procedural and disclosure requirements, could include in McKesson’s proxy materials shareholder-nominated director candidates to fill up to 20 percent of the available board seats.

“McKesson’s plan to seek shareholder approval of a proxy access by-law amendment at the 2015 annual meeting puts us at the forefront of corporate governance best practices,” said John H. Hammergren, chairman and chief executive officer. “Because the views of our shareholders are extremely important to us, we continually evaluate the feedback we receive and are committed to maintaining industry-leading governance practices.”

McKesson’s Board of Directors diligently exercises its oversight responsibilities with respect to the company’s business and affairs. At least annually, the Board and its committees review the company’s organizational documents, current corporate governance practices, the corporate governance environment and current trends. The Board continues to review McKesson’s corporate governance practices in response to shareholder input to better align the interests of McKesson and its investors.

This change builds on a series of modifications to corporate governance policies over the past several years in response to shareholder feedback. These modifications include declassifying the Board and adopting majority voting for the election of directors, eliminating supermajority voting provisions from our by-laws, empowering shareholders to call a special meeting, and establishing a lead independent director with a robust set of industry-leading duties and powers. These actions demonstrate our Board’s continuing commitment to strong, shareholder-focused, contemporary corporate governance practices that we believe are consistent with our goal of creating long-term, sustainable value for McKesson’s shareholders.

Additional detail on these and other important modifications to McKesson’s corporate governance policies will be available in the proxy materials that will be distributed to shareholders later this month.

About McKesson Corporation

McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com